UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

QLIK TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email to Customers

Dear Valued Customer,

Qlik announced that the Company’s Board of Directors unanimously approved a definitive agreement to be acquired by Thoma Bravo, a leading technology-focused private equity firm. A copy of the recent press release can be found here [http://investor.qlik.com/releasedetail.cfm?ReleaseID=973980]. This is exciting news for the future of Qlik and will help accelerate our plans to begin the next chapter in our incredible journey.

We are very pleased to have found partners in Thoma Bravo. In case you’re unfamiliar, Thoma Bravo is an investment firm with deep experience in software and technology sectors. They have a particularly successful history of investments in application software, infrastructure software and technology-enabled services sectors.

With the recent announcement, Qlik will become a private company and will be positioned exceptionally well, with added flexibility to continue to invest in developing industry-leading solutions and products that will greatly benefit our customers. Our new partner sees tremendous value in Qlik’s offerings, and the breadth, strength and value-add of our partner ecosystem. In addition, they understand the role our solutions play in providing a competitive advantage to our customers.

Make no mistake, you can expect us to continue with our world-class technology and innovation, including the following: 1) multi-product strategy, 2) platform evolution, and 3) ongoing product enhancements to QlikView®, Qlik Sense® and our Cloud offerings.

Most importantly, you can expect the high-quality service, support, and product offerings that Qlik is known for – and we will continue that legacy. Thoma Bravo has been very clear that this investment is about growth and empowering us to serve customers – we are as committed to [INSERT CUSTOMER NAME] as ever, and the resources available to you will not change.

We are continuing to innovate and invest in our product strategy to reinforce our leadership position in the BI space, leveraging Thoma Bravo’s deep industry experience that can help us deliver the best solutions and products efficiently and effectively to our customers. They are invested in, and are excited about our products and differentiation in the market — alongside our vision and roadmap for the future. This vision and product strategy is articulated in our published Qlik 2016 Statement of Direction (http://go.qlik.com/qlik-statement-of-direction) and Qlik remains focused on accelerating delivery against this plan.

We expect the transaction to be completed in the third quarter of 2016, subject to shareholder approval and customary regulatory approvals. In the meantime, we are focused on executing a seamless transition. We will update you with any additional developments throughout the process.

Please let me know if you have any questions about this news.

[NAME]

Additional Information and Where to Find It

In connection with the transaction, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://investor.qlik.com/) or by writing to the Company’s Secretary at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of Company Common Stock is set forth in the proxy statement on Schedule 14A filed with the SEC on March 30, 2016 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Team Member Q&A Email Communication

To follow up yesterday’s announcement and Qlik Business Update, attached please find a Q&A regarding our agreement with Thoma Bravo, a leading technology-focused private equity firm. We appreciate your questions, and will provide an updated Q&A by themes on an on-going basis.

The deal is expected to close in Q3, and we will remain a public company until that time. Going private will position us exceptionally well for the future, and gives us added flexibility to continue to develop industry-leading solutions and products for our customers – which will help us continue to grow as a company.

If you have additional questions, please submit them to Internal Communications via email.

Thank you!

Thoma Bravo/Qlik Questions & Answers

1.	What was announced on June 2, 2016 regarding Qlik and Thoma Bravo?

•	Qlik has entered into a definitive agreement to be acquired by leading private equity investment firm Thoma Bravo for $30.50 per share in cash, or a total of approximately $2.9 billion.

•	At the conclusion of the transaction, Qlik will be a privately owned company.

2.	Why did the Board decide to take the Company private?

•	The Board evaluated a full range of financial and strategic alternatives to maximize value for Qlik’s stockholders.

•	The Board unanimously determined that this offer is the best way to maximize value for our stockholders, providing immediate and substantial cash value.

•	Thoma Bravo is a leading technology-focused private equity firm that is known particularly for its successful history of investments in application software, infrastructure software and technology-enabled services sectors.

•	As a private company, Qlik will benefit from added flexibility and a strong financial partner with significant experience and expertise, allowing us to focus on our long-term growth strategy and our operational excellence program.

3.	Is this really a good deal for the Company?

•	The Board evaluated a full range of financial and strategic alternatives to maximize value for Qlik’s stockholders, and unanimously determined that this transaction is in the best interest of Qlik’s shareholders.

•	As a private company, Qlik will benefit from added flexibility and a strong financial partner with significant experience and expertise, allowing us to focus on our long-term growth strategy and our operational excellence program.

4.	What needs to happen between now and close?

•	We expect to close in the third quarter of 2016. The transaction is subject to approval from Qlik stockholders, regulatory approvals and other customary closing conditions.

•	It is business as usual at Qlik and we need all team members to remain focused on their responsibilities to our customers.

5.	What are the benefits of this transaction for Qlik team members?

•	As a private company, we expect to be able to take more of a long-term perspective on our business and strategy, ensuring a strong future for Qlik and its customers, partners and team members.

6.	Are there any immediate changes that Thoma Bravo is expected to make? How will this affect the day-to-day operations at Qlik?

•	The transaction has not yet closed, but for now we expect things to remain business as usual.

•	We will continue to provide you updates as we approach the close of the deal.

7.	Will all members of the X Team be staying with the Company?

•	Thoma Bravo is very supportive of the X Team and there are no X Team member changes planned as part of the transaction.

8.	Will there be layoffs as a result of the transaction?

•	Our partnership with Thoma Bravo is focused on driving profitable growth and growing Qlik’s position as a leader in visual analytics – this is very much a growth story – so while a certain amount of reprioritization is to be expected, we will be jointly focused on driving innovation and value for our customers while simultaneously increasing margins.

9.	What changes should we expect when Qlik is no longer a public company?

•	For now we expect things to remain business as usual.

10.	What about salary, benefits and bonus? How will my equity be treated?

•	There are no planned changes at this time. It is business as usual.

11.	Will my benefits package change when Qlik is no longer a public company?

•	It is our intent to provide a competitive benefits package, regardless of whether we are a public or private company.

•	We will provide more information in the months ahead.

12.	Am I able to exercise my stock options and stock appreciation rights and sell my Qlik shares prior to the Merger?

•	Subject to our standard Securities Trading Policy and quarterly blackout periods, you are permitted to exercise stock options and stock appreciation rights (to the extent they are or become exercisable) and sell Qlik shares. Please review your MSSB Account or contact Erica Riley.

13.	What will happen to my owned share of Qlik in the Merger?

•	If you own shares of Qlik stock at the time the Merger is completed (referred to as the “closing”), you will receive a cash payout following the Merger equal to the number of Qlik shares you own times the per share merger consideration of $30.50.

14.	What will happen to my stock options?

•	If at the time of the Merger, you have stock options that are in-the-money (i.e., the per share exercise price for the stock option is lower than $30.50), those options will be cancelled at the closing of the Merger.

•	In exchange for these stock options you will receive a cash payment following the closing of the Merger equal to the amount by which merger consideration of $30.50 exceeds the exercise price of the stock option multiplied by the number of Qlik shares subject to the option.

•	This payment will be made with respect to both vested and unvested options and will be subject to applicable tax withholding. If any of your stock options are “underwater” (i.e., the option has a per share exercise price that is equal to or greater than $30.50), those options will be cancelled without a payment at the time of the Merger.

15.	What will happen to my stock appreciation rights?

•	If you have stock appreciation rights (“SARs”) that are in-the-money – meaning they have a strike price (sometimes also called a base price) that is lower than $30.50 - you will receive a cash payout following the Merger equal to:

•	The amount by which the merger consideration of $30.50 exceeds the strike price of the SAR multiplied by the number of Qlik shares subject to the SAR

•	This payment will be made with respect to both vested and unvested SARs and will be subject to applicable tax withholding. If any of your SARs are “underwater” (i.e., the SAR has a strike price that is equal to or greater than $30.50), those SARs will be cancelled without a payment at the time of the Merger. The treatment in the Merger of Maximum Value Stock Settled Stock Appreciation Rights is slightly different and is described below.

16.	What will happen to my Maximum Value Stock Settled Stock Appreciation Rights (“MVSSARs”)?

•	If you have MVSSARs that are in-the-money (i.e., the strike price is lower than $30.50), you will receive a cash payout following the Merger equal to the amount by which the merger consideration of $30.50 exceeds the strike price of the MVSSAR multiplied by the number of Qlik shares subject to the MVSSAR.

•	If the payment yielded by this calculation exceeds the maximum value that is payable with respect to MVSSAR under its existing terms, the payment will be reduced so that it equals that maximum value. This payment will be made with respect to both vested and unvested MVSSARs and will be subject to applicable tax withholding. If any of your MVSSARs are “underwater” (i.e., the MVSSAR has a strike price that is equal to or greater than $30.50), those MVSSARs will be cancelled without a payment at the time of the Merger.

17.	What will happen to my unvested restricted stock units (“RSUs”)?

•	If you have unvested RSUs, they will be cancelled at the time of the Merger and converted into the right to receive a payment equal to the merger consideration of $30.50 for each Qlik share subject to the RSU. In addition, you will receive the cash payment on an accelerated basis as compared to the vesting schedule now applicable to the RSU, as follows:

•	Payment with respect to 1/3 of the unvested RSUs will be paid shortly after the closing of the Merger through regularly scheduled payroll;

•	Payment with respect to an additional 1/3 of the unvested RSUs will be paid to you shortly after the first anniversary of the date of the Merger closing through regularly scheduled payroll, provided you have been continuously employed by Qlik through such date; and

•	Payment with respect to the remaining 1/3 of the unvested RSUs will be paid to you shortly after the eighteen month anniversary of the date of the Merger closing through regularly scheduled payroll, provided you have been continuously employed by Qlik through such date.

•	In terms of determining which RSUs will have their vesting schedule accelerated by the treatment described above, the portion of each RSU which was otherwise scheduled to vest soonest will be accelerated first and the acceleration will thereafter be applied from soonest to vest to latest to vest. So, for example, the RSUs with respect to which payment will be made shortly after the closing of the Merger (as described above) will be those that are closest to vesting at that time.

•	If a portion of the RSU was otherwise scheduled to vest before the payment date described above, payment with respect to that portion of the RSU will be made on the originally scheduled payment date – the payment will not be delayed by the application of this new schedule. Prior to the Merger closing, you will receive a schedule of unvested RSU expected payments.

•	In addition, in the event your employment with Qlik is terminated following the Merger other than for Cause, you will receive the payments set forth above following your termination.

18.	What happens if I leave the company before the closing of the Merger?

•	If you leave the company before the closing of the Merger, any unvested stock options, unvested SARs, unvested MVSSARs or unvested RSUs that you hold will be cancelled. Any vested stock options, SARs or MVSSARs generally must be exercised 90 days from your last day with Qlik.

19.	Will the headquarters remain in the same location?

•	Qlik will continue to be headquartered in Radnor, PA.

20.	Does TB subscribe to our core values?

•	Throughout this process, the X Team has come to know the Thoma Bravo team well, and we are fully confident that they are the right partner for Qlik both strategically and culturally.

•	Thoma Bravo has the highest praise for our team members, our innovation and the reputation we’ve earned in the market. They are now eager to partner to achieve even greater success.

21.	Who do I go to with questions about this announcement?

•	Please consult either your manager or your Culture & Talent business partner.

22.	What are the plans for our product vision and roadmap?

•	We are continuing to innovate and invest in our product strategy to reinforce our leadership position in the BI space, leveraging Thomo Bravo’s deep industry experience that can help us deliver the best solutions and products efficiently and effectively to the market. They are invested in, and are excited about our products and differentiation in the market — alongside our vision and roadmap for the future. This vision and product strategy is articulated in our published Qlik 2016 Statement of Direction (http://go.qlik.com/qlik-statement-of-direction) and Qlik remains focused on accelerating delivery against this plan.

23.	What’s next?

•	The deal will likely not close until Q3 2016. Until that time, we will remain a public company, and its business as usual. Any new information will be shared as it becomes available.

Additional Information and Where to Find It

In connection with the transaction, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://investor.qlik.com/) or by writing to the Company’s Secretary at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of Company Common Stock is set forth in the proxy statement on Schedule 14A filed with the SEC on March 30, 2016 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Information regarding the identity of the potential participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.